Exhibit 99.1

Investor Contact: Dean Ridlon, dean_ridlon@avid.com, 978-640-5309
Media Contact: Lisa Pistacchio, lisa_pistacchio@avid.com, 650-930-3083

FOR IMMEDIATE RELEASE

Avid Reports Fourth Quarter 2007 Results

Tewksbury, MA – January 31, 2008 – Avid Technology, Inc. (NASDAQ: AVID) today reported revenue of $258.5 million for the three-month period ended December 31, 2007, compared to $239.0 million for the same period in 2006. GAAP net income for the quarter was $3.9 million, or $.09 per diluted share, compared to a GAAP net loss of $52.6 million, or $1.28 per share, in the fourth quarter of 2006.

GAAP net income in the fourth quarter of 2007 includes $13.3 million of amortization, stock-based compensation, restructuring costs, other costs and related tax adjustments. Excluding these items, non-GAAP earnings per diluted share were $.42. For the fourth quarter of 2006, GAAP net income included $75.1 million of impairment charges, amortization, stock-based compensation, restructuring costs and related tax adjustments. Excluding these items, non-GAAP earnings per diluted share were $.54 in the fourth quarter of 2006.

During the fourth quarter, the company’s cash balance increased by $27.2 million to $224.5 million at December 31, 2007 primarily due to operating cash flow.

“Though sales and cash flow were strong, we are disappointed with the lower than expected earnings performance and need to improve our profitability” said Gary Greenfield, Avid’s chairman and chief executive officer. “As we continue with the transformation of Avid into a more efficient and customer-focused organization, we are taking a long-term view that we believe will ultimately return the most value to our shareholders.”

Revenue for the year ended December 31, 2007 was $929.6 million, compared to revenue of $910.6 million in 2006. GAAP net loss for 2007 was $8.0 million, or $.19 per share, compared to a GAAP net loss of $42.9 million, or $1.03 per share, for 2006. GAAP net loss for 2007 includes $59.1 million of amortization, stock-based compensation, restructuring costs, other costs and related tax adjustments. Excluding these items, non-GAAP earnings per share were $1.23 per diluted share for 2007. GAAP net loss for 2006 includes $113.9 million of impairment charges, amortization, stock-based compensation, restructuring costs, in-process research and development and related tax adjustments. Excluding these items, non-GAAP earnings per diluted share were $1.67 for 2006.

Use of Non-GAAP Financial Measures

This press release contains “non-GAAP financial measures” under the rules of the U.S. Securities and Exchange Commission.  This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles, or GAAP.  The reconciliation for net income and diluted earnings per share for the three- and twelve-month periods ended December 31, 2007 and 2006 are in the tables attached to this press release.

We use non-GAAP financial measures internally to manage our business, for example, in establishing our annual operating budget, in assessing segment operating performance and for measuring performance under our employee incentive compensation plans. Non-GAAP financial measures are used by our management in its operating and financial decision-making because management believes these measures reflect our ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, we believe it is useful for our investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate our current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the company’s current financial results with our past financial results. The primary limitations associated with our use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect our operations. Our management compensates for these limitations by considering the company’s financial results as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in this press release.

Conference Call

A conference call to discuss Avid’s fourth quarter 2007 financial results will be held today, January 31, 2008, at 5:00 p.m. EST. The call will be open to the public and can be accessed by dialing (719) 457-2617 and referencing confirmation code 3538405. The call and subsequent replay will also be available on Avid’s website. To listen via this alternative, go to the Investor

Relations page under the About Us menu at www.avid.com for complete details prior to the start of the conference call.

Use of Forward-Looking Statements

The above release is subject to the completion and filing of our Annual Report on Form 10-K. This release includes forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, about Avid’s performance. There are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, such as Avid’s ability to meet customer needs, market acceptance of Avid’s existing and new products, Avid’s ability to recognize revenue in a timely manner, competitive factors, pricing pressures, delays in product shipments and other important events and factors disclosed previously and from time to time in Avid’s filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements contained herein represent Avid’s estimate only as of today and should not be relied upon as representing the company’s estimate as of any subsequent date. While Avid may elect to update these forward-looking statements at some point in the future, Avid specifically disclaims any obligation to do so, even if the estimates change.

About Avid Technology, Inc.

Avid is a worldwide leader in tools for film, video, audio, 3D animation, gaming and broadcast professionals – as well as for home audio and video enthusiasts. Avid professional and consumer brands include Avid, Digidesign, M-Audio, Pinnacle Systems, Sibelius, Softimage and Sundance Digital. The vast majority of primetime television shows, feature films, commercials and chart-topping music hits are made using one or more Avid products. Whether used by seasoned professionals or beginning students, Avid’s products and services enable customers to work more efficiently, productively and creatively. Avid received an Oscar statuette representing the 1998 Scientific and Technical Award for the concept, design, and engineering of the Avid® Film Composer® system for motion picture editing. For more information about the company’s Oscar®, Grammy® and Emmy® award-winning products and services, visit www.avid.com.

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© 2008  Avid Technology, Inc. All rights reserved.  Avid, Digidesign, Film Composer, M-Audio, Pinnacle Systems, Sibelius, Softimage, and Sundance Digital are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. Emmy is a registered trademark of ATAS/NATAS. Oscar is a trademark and service mark of the Academy of Motion Picture Arts and Sciences. Grammy is a trademark of the National Academy of Recording Arts and Sciences, Inc.  All other trademarks are the property of their respective owners.

AVID TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited - in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net revenues:
Products	$222,473	$213,405	$806,103	$809,002
Services	36,047	25,644	123,467	101,576
Total net revenues	258,520	239,049	929,570	910,578

Cost of revenues:
Products	111,625	104,101	390,725	388,483
Services	19,042	15,123	68,529	56,218
Amortization of intangible assets	3,566	4,889	16,895	21,193
Restructuring costs	1,481	–	4,278	–
Total cost of revenues	135,714	124,113	480,427	465,894

Gross profit	122,806	114,936	449,143	444,684

Operating expenses:
Research and development	38,050	35,000	150,707	141,363
Marketing and selling	53,425	50,831	210,456	203,967
General and administrative	21,399	16,239	77,463	63,250
Amortization of intangible assets	3,431	3,520	13,726	14,460
Impairment of goodwill	–	53,000	–	53,000
Restructuring costs, net	1,338	3,167	9,410	2,613
In-process research and development	–	–	–	879
Total operating expenses	117,643	161,757	461,762	479,532

Operating income (loss)	5,163	(46,821)	(12,619)	(34,848)
Interest and other income (expense), net	1,739	1,591	7,637	7,274
Income (loss) before income taxes	6,902	(45,230)	(4,982)	(27,574)

Provision for income taxes, net	3,049	7,335	2,997	15,353

Net income (loss)	$3,853	$(52,565)	$(7,979)	$(42,927)

Net income (loss) per common share – basic	$0.09	$(1.28)	$(0.19)	$(1.03)

Net income (loss) per common share – diluted	$0.09	$(1.28)	$(0.19)	$(1.03)

Weighted-average common shares outstanding – basic	41,008	41,016	40,974	41,736

Weighted-average common shares outstanding – diluted	41,253	41,016	40,974	41,736

AVID TECHNOLOGY, INC.

(unaudited - in thousands, except per share data)

Segment revenue and operating income (loss):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Professional Video:
Revenues	$133,342	$117,741	$485,186	$479,383
Operating income	10,289	5,448	24,181	38,559

Audio:
Revenues	$85,987	$83,163	$318,993	$304,362
Operating income	9,432	14,924	30,927	41,405

Consumer Video:
Revenues	$39,191	$38,145	$125,391	$126,833
Operating income (loss)	(657)	943	(5,867)	(6,063)

Total:
Total segment revenues	$258,520	$239,049	$929,570	$910,578
Total segment operating income	19,064	21,315	49,241	73,901

Reconciliation of GAAP operating income (loss) to Non-GAAP operating income:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Consolidated GAAP operating income (loss)	$5,163	$(46,821)	$(12,619)	$(34,848)

Adjustments to reconcile to Non-GAAP operating income:
Amortization of intangible assets	6,997	8,409	30,621	35,653
Impairment of goodwill	–	53,000	–	53,000
Stock-based compensation	3,858	3,560	15,949	16,604
Restructuring costs, net	2,819	3,167	13,688	2,613
Other costs	227	–	1,602	–
In-process research and development	–	–	–	879
Total operating income for reportable segments	$19,064	$21,315	$49,241	$73,901

AVID TECHNOLOGY, INC.

(unaudited - in thousands, except per share data)

Reconciliation of GAAP net income (loss) to Non-GAAP net income:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

GAAP net income (loss)	$3,863	$(52,565)	$(7,979)	$(42,927)

Adjustments to reconcile to Non-GAAP net income:
Amortization of intangible assets	6,997	8,409	30,621	35,653
Impairment of goodwill	–	53,000	–	53,000
Stock-based compensation	3,858	3,560	15,949	16,604
Restructuring costs, net	2,819	3,167	13,688	2,613
Other costs	227	–	1,602	–
In-process research and development	–	–	–	879
Related tax adjustments	(600)	6,954	(2,740)	5,197
Non-GAAP net income	$17,154	$22,525	$51,141	$71,019

Weighted-average common shares outstanding – diluted	41,253	41,734	41,450	42,570

Non-GAAP net income per common share – diluted	$0.42	$0.54	$1.23	$1.67

Stock-based compensation, which relates to adoption of SFAS 123R, the acquisition of M-Audio, and the issuance of restricted stock and restricted stock units in 2006 and 2007, is comprised of the following:

Stock-based compensation included in:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Cost of products revenues	$174	$118	$679	$516
Cost of services revenues	133	178	829	801
Research and development expenses	1,106	1,028	4,521	4,830
Marketing and selling expenses	1,242	1,053	4,470	4,691
General and administrative expenses	1,203	1,183	5,450	5,766
	$3,858	$3,560	$15,949	$16,604

AVID TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited - in thousands)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$224,460	$172,107
Accounts receivable, net of allowances of $20,784 and $23,087
at December 31, 2007 and 2006, respectively	138,692	138,578
Inventories	117,324	144,238
Prepaid and other current assets	36,788	29,016
Total current assets	517,264	483,939

Property and equipment, net	46,160	40,483
Intangible assets, net	71,427	102,048
Goodwill	360,584	360,143
Other assets	10,518	10,421
Total assets	$1,005,953	$997,034

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,992	$34,108
Accrued expenses and other current liabilities	93,912	88,331
Deferred revenues	79,771	73,743
Total current liabilities	208,675	196,182

Long-term liabilities	17,495	20,471
Total liabilities	226,170	216,653

Stockholders’ equity:
Common stock	423	423
Additional paid-in capital	968,339	952,763
Accumulated deficit	(155,722)	(134,708)
Treasury stock at cost, net of reissuances	(45,823)	(43,768)
Accumulated other comprehensive income	12,566	5,671
Total stockholders’ equity	779,783	780,381
Total liabilities and stockholders’ equity	$1,005,953	$997,034